ALASKA AIR GROUP PERFORMANCE BASED PAY PLAN
(Amended and Restated May 12, 2026)

The Board of Directors (the “Board”) of Alaska Air Group, Inc. (the “Company”) has adopted the Performance Based Pay Plan (the “Plan”) to reward eligible employees of its wholly-owned airline subsidiaries (each, a “Subsidiary”). The Board has delegated authority to the Compensation and Leadership Development Committee (the “Committee”) to administer the Plan. The Performance Based Pay Award (“Award”) of each eligible Plan Participant will depend upon the degree to which the Company and the Subsidiaries achieve the applicable performance goals and, if applicable, an award modifier, set by the Committee for each calendar year (a “Plan Year”) and upon the discretion of the Committee as explained below.

This Amended and Restated Plan is effective beginning with the 2025 Plan Year and each year thereafter until amended, restated or terminated, pursuant to Paragraph 8. For the terms of Awards granted for any earlier Plan Year, refer to the version of the Plan in effect for the applicable Plan Year.

1.    ELIGIBILITY
Eligibility to participate in the Plan during a Plan Year is limited to all regular, temporary variable time and temporary pool U.S. and Canadian employees, and Mexico management employees, of the Subsidiaries (“Eligible Employees”) who:

(a)     are employed by a Subsidiary on December 31 of the Plan Year for which the Award is being paid, or

(b)     were employed by a Subsidiary for less than the full Plan Year because their employment ended before December 31 of the Plan Year due to retirement, disability or death.

For the sake of clarity, “Eligible Employees” shall not include temporary employees (other than variable time and temporary pool employees) or Mexico non-management employees of the Subsidiaries, or any employees of McGee Air Services, Inc.

Employees who are on temporary medical leave, military leave, furlough, or company-approved leave of absence as of December 31 of the Plan Year are Eligible Employees under the Plan.

Unless otherwise provided in a separate agreement, an individual whose employment with a Subsidiary ends prior to December 31 of the Plan Year for any reason not set forth above, for example, resignation or termination (with or without cause), is ineligible for any Award under this Plan. In addition, an employee whose employment is terminated for cause (including employees who would have been terminated for cause had they not resigned or retired before the employer’s investigation into potentially terminable misconduct concluded and employees who retire following a termination for cause) during the Plan Year or prior to payment under the Plan, as determined by such employee’s Subsidiary, shall forfeit any Award under this Plan, regardless of employment status on the last day of the Plan Year.

Notwithstanding the foregoing, contract employees or independent contractors as classified by a Subsidiary, shall not be Eligible Employees, regardless of whether an agency or court subsequently re-classifies such individuals as employees of a Subsidiary.

An Eligible Employee who meets all the requirements for an Award is a “Plan Participant” for such Plan Year. Participation in the Plan does not guarantee that any Award will be paid if applicable performance goals specified for the Plan Year are not achieved for the year.

2.    CALCULATION OF THE AWARD
The size of the Award earned for a Plan Year will depend upon the extent to which the performance goals and, if applicable, an award modifier has been achieved during that Plan Year, and upon the discretion of the Committee. Separate performance weighting has been established for each performance goal.

    A Plan Participant’s Award is determined by the following formula: Eligible Earnings X Participation Rate X Payout Award Percentage.

    “Eligible Earnings” means the aggregate wages or salary paid during the Plan Year to the Plan Participant for services performed for a Subsidiary, including cash received for vacation payouts in connection with the Plan Participant’s transfer of employment from one Subsidiary to another, or in connection with the employee’s retirement, death or disability; amounts that the Plan Participant could have received in cash had the Plan Participant not elected to contribute the amount to an employee benefit plan maintained by the Company or a Subsidiary, and any other voluntary payment the Plan Participant made which reduced his/her cash compensation (such as the Plan Participant’s voluntary contribution to an Internal Revenue Code (“Code”) Section 401(k) Plan, Code Section 125 medical account, dependent day care spending account, or charitable gift), but excluding commissions, back-pay awards, bonuses (including any payment received under this Plan), and all other forms of incentive or other supplemental pay, employee benefits paid by the employer (such as employer contributions to a Code Section 401(k) Plan), worker’s compensation payments, disability payments, cash and non-cash fringe benefits and perquisites (such as per diems, auto expense reimbursement, relocation reimbursement or travel reimbursement).

    “Participation Rate” shall mean the percentage value or range communicated to each Eligible Employee or class of Eligible Employee.

    “Payout Award Percentage” means the sum of the weighted payout of each performance goal, calculated in the manner specified by Paragraph 3, herein. Awards shall be paid in cash only.

All calculations will be performed by the Company’s internal auditors and will be subject to approval by the Committee. Once approved by the Committee, such calculations shall be conclusively presumed to be accurate.

3.    PERFORMANCE WEIGHTING
In order for any Award to be payable as to a particular performance goal, a “Threshold” performance level for that goal must be achieved. The payout percentage for a particular performance goal will be 50% if the “Threshold” level is reached, 100% if the “Target” level is reached, and 200% if the “Maximum” level is achieved. This determination applies to each goal individually. If performance for a particular goal is between the Threshold and Target levels, or between the Target and Maximum levels, the payout percentage for that goal will be determined by linear interpolation between those two levels. The payout percentage for each goal as so determined will then be multiplied by the weighting factor for that goal, as specified in Annex 1 Performance-Based Pay Plan Goals and Measures described in Paragraph 4 for the applicable Plan Year (the “weighted payout percentages”).

4.    PERFORMANCE GOALS AND APPLICABLE PERFORMANCE WEIGHTING FACTORS
The Committee will establish the performance goals and, if applicable, an award modifier for each Plan Year during the life of this Plan, and will annually approve an Annex 1 Performance-Based Pay Plan Goals and Measures to this Plan that outlines the performance goals, award modifiers and the weighting factors and an Annex 2 Performance-Based Pay Plan Participation Rates.

5.    DISCRETIONARY FACTOR
In the case of a Plan Participant described in Paragraph 1 who retired, separated from employment due to disability, or died during the year, or a Plan Participant who took a leave of absence or worked a reduced schedule during any portion of the year, the Committee retains absolute discretionary authority to adjust the Award to such Plan Participant based upon the Committee’s determination of such Plan Participant’s contribution to the Company, or any other factors as the Committee may determine appropriate. The Committee also retains discretion based upon any factors the Committee deems appropriate to confirm a specific Participation Rate when approving the Award to a Plan Participant whose Participation Rate falls within a range set forth in Annex 2. Further, the Committee may set different Participation Rates within the specified range for different Plan Participants within the same class of Eligible Employees and may adjust the Participation Rate within the specified range for any Plan Participant from one Plan Year to the next.

6.    TIMING OF AWARDS
Payment of Awards for a Plan Year will be made no later than March 15 of the following year. A deceased Plan Participant's Award will be paid to the Participant’s estate.

7.    PLAN PARTICIPANT TRANSFERS
If a Plan Participant transfers employment between Subsidiaries during the Plan Year, the Plan Participant’s Award under this Plan, and any payment in respect of such Award, shall be separately determined by the Committee based on Eligible Earnings, Participation Rate and Payout Award Percentage attributable to the employment period at each Subsidiary. This will result in a separate Award based on service and performance while employed at one Subsidiary, and a separate Award based on service and performance while employed at another Subsidiary, as applicable.

8.    AMENDMENT
The Board, acting on its own or through the Committee, retains the right to modify the Plan at any time in any manner that it deems appropriate, provided that (a) no amendment that adversely affects the rights of Plan Participants or their beneficiaries shall be effective for a Plan Year that ended prior to the Plan Year in which the amendment was adopted, and (b) it will not terminate the Plan for any Plan Year during that Plan Year unless it is clear that Plan Participants will not receive any payment with respect to Awards granted for that Plan Year.

9.    CLAWBACK POLICY.
The Award is subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require forfeiture of the Award and repayment or forfeiture of any cash received with respect to the Award.

10.    MISCELLANEOUS
a.    This Plan, including its attachments, constitutes the entire understanding relating to any Award that may be earned by employees of the Subsidiaries, and supersedes all prior oral or written agreements, representations or commitments relating to such Awards.

b.    This Plan is not a commitment of the Company or any Subsidiary to any officer or employee of such company to continue that individual in its employ in order to qualify for an Award. Nothing contained in this Plan may be considered to be a promise of continued employment. Any employee who files suit against his or her employer for wrongful termination shall automatically cease to be an Eligible Employee under the Plan.

c.    This Plan and the rights and obligations provided for herein shall be construed and interpreted in accordance with the law of the state of Washington, excluding its conflicts of law rules.

d.    No unpaid Award will be subject to the debts, liabilities, contracts or engagements of any Plan Participant, and may not be alienated, pledged, garnished or sold, and any attempt to do so shall be void.

e.    All Awards are subject to applicable federal, state, and local deductions.

f.    This Plan is intended to be an exception to, or otherwise be in compliance with, Section 409A of the Internal Revenue Code of 1986, as amended. This Plan shall be interpreted to comply with Section 409A.

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